EXHIBIT 99.1

Activcard Completes Acquisition of Protocom

FREMONT, Calif., August 8, 2005 – ActivCard Corp. (Nasdaq: ACTI) today announced that it has completed its acquisition of Protocom Development Systems Pty. Ltd. on August 5, 2005. Protocom provides its award winning SecureLogin eSSO software to more than 600 customers globally. ActivCard products utilizing Protocom’s technology are available from ActivCard sales teams worldwide.

ActivCard paid $21.0 million in cash and issued 1.65 million shares of its common stock at closing to the shareholders of Protocom. Additionally, up to 2.1 million shares will be payable on the achievement of an $18.7 million revenue milestone as set forth in the agreement.

“With this acquisition, ActivCard is positioned for growth and the ability to leverage each company’s customers, channels, partners and technology. ActivCard will capitalize on Protocom’s recognized leadership in enterprise single sign-on solutions (eSSO),” said Ben C. Barnes, Chief Executive Officer of ActivCard. “ActivCard has implemented a detailed integration plan and expects to complete all significant activities within the next 90 days.”

About ActivCard

ActivCard is a global provider of identity assurance solutions that allow customers to issue, use and manage trusted digital identities to enable secure transactions, communication and access to information. ActivCard’s solutions include secure remote access, single sign-on, enterprise access cards, and multi-channel identification and verification. Globally, over seven million users at corporations, government agencies, and financial institutions use ActivCard solutions to safely and efficiently interact electronically. Headquartered in Fremont, California, ActivCard has development centers in the US, France, and the United Kingdom and sales and service centers in more than nine countries. For more information, visit www.activcard.com.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties, including risks associated with the integration of acquired companies, products and technologies into our operations, our future operating results, changes in our management team, changes in our business focus, cost reduction initiatives and streamlining of our operations, our history of losses, the concentration of our customer base, our reliance on strategic relationships, and other risks identified in our periodic filings with the United States Securities and Exchange Commission, including, but not limited to, those appearing under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q. Copies of these filings are available from ActivCard and on the SEC’s website at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. ActivCard disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ActivCard is a registered trademark in the United States and other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

ActivCard Contact: Robin Schultz ActivCard Corp. +1 510-745-6221 rschultz@activcard.com

ActivCard Financial Contacts: Ragu Bhargava ActivCard Corp. +1 510-574-0100 rbhargava@activcard.com	Maria Riley Sapphire Investor Relations, LLC +1 415-399-9345 maria@sapphireinvestorrelations.com

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